Amendment to the Stock Purchase Agreement, dated September 8, 2006

         THIS AMENDMENT ("Amendment"), dated as of November 30, 2006 is by and among (i) Rand Medical Billing, Inc., a California corporation ("Rand"), (ii) Marvin I. Retsky, M.D., the sole stockholder of Rand ("Retsky") and (iii) Orion HealthCorp Inc., a Delaware corporation ("Purchaser"), Purchaser, Retsky and Rand are each a "Party" and are collectively the "Parties"). Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

                                    RECITALS
                                    --------

         WHEREAS, Rand, Retsky and Purchaser are parties to that certain Stock Purchase Agreement dated September 8, 2006, ("Purchase Agreement") and Purchaser, Rand and Retsky desire to amend the Purchase Agreement as set forth below.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to amend the Purchase Agreement pursuant to Section 13.2 thereof as follows:

         SECTION 1. Section 2.1 (a) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(a) Cash Down. At the Closing Purchaser will pay Retsky, by wire transfer of immediately available funds to an account specified by Retsky, an amount equal to Seven Million Two Hundred Thousand Dollars($7,200,000) (the "Cash Down Payment");"

         SECTION 2. Section 2.1 (c) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "(c) Cash Escrow. At the Closing, Purchaser will deliver to Purchaser's counsel, Benesch Friedlander Coplan & Aronoff LLP ("BFCA"), for deposit into the IOLTA account of BFCA, by wire transfer of immediately available funds, an amount equal to Two Hundred Thousand Dollars ($200,000) (the "Escrow Amount"), to be held in trust on behalf of Purchaser and Retsky. Purchaser and Retsky hereby authorize and instruct BFCA to disburse the Escrow Amount (without further instructions from Retsky or Purchaser) as promptly as possible following receipt by BFCA of wire instructions for an interest-bearing escrow account in the joint name of Orion HealthCorp and Retsky (the "Cash Escrow Account") set up by City National Bank (the "Escrow Agent") to Escrow Agent for deposit into the Cash Escrow Account, by wire transfer of immediately available funds, to be held pursuant to the terms of an Escrow Agreement between Retsky, Purchaser and Escrow Agent (the "Escrow Agreement"). Purchaser and Retsky hereby release BFCA from all liability associated with holding of the Escrow Amount other than claims arising as a result of BFCA's willful misconduct and will jointly and severally indemnify BFCA from any and all liability associated with holding of the Escrow Amount. Purchaser and Retsky acknowledge that BFCA is an intended third party beneficiary of this Agreement for the purpose of enforcing the release and indemnity provisions of this section."


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         SECTION 3. Notwithstanding anything to the contrary contained in
Sections 2.3 or 2.4 of the Purchase Agreement to the contrary, in the event that the earn-out formula set forth therein does not result in a payment being due from Purchaser to Retsky, or results in a payment being due that is less than Four Hundred Thousand Dollars ($400,000), then Retsky shall within five (5) days of final determination of such earn-out calculation transfer to Purchaser, via wire transfer of immediately available U.S. funds to an account specified by Purchaser for such purpose, an amount equal to the difference between Four Hundred Thousand Dollars ($400,000) and the amount of the earn-out actually due Retsky. Retsky acknowledges that his obligation to refund all or a portion of the Four Hundred Thousand Dollars ($400,000) specified in this Section 3 of this Amendment falls outside of the remedy limitations otherwise set forth in the Purchase Agreement and that Purchaser may, in its sole discretion, seek to pursue a cause of action for breach of contract against Purchaser for recovery of such amounts. Any amount repaid by Retsky to Purchaser pursuant to this
Section 3 of this Amendment shall be treated, to the extent permitted by law, as an adjustment to the Purchase Price.

         SECTION 4. Notwithstanding anything to the contrary contained in the Purchase Agreement, neither Rand nor Retsky shall be required to pay-off or terminate the capital lease obligation of Rand to Bank of the West (Churchill) in the amount of approximately $5,600 and Purchaser hereby waives any closing condition to the contrary.

         SECTION 5. Section 2.6 of the Purchase Agreement is hereby deleted in its entirety. Schedule 2.6 of the Purchase Agreement is hereby deleted in its entirety.

         SECTION 6. Section 4.33 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "4.33 Cash. At the close of business on the first business day following the Closing, the cash of Rand net of outstanding checks and deposits will be no less than One Hundred Fifty Three Thousand Four Hundred Dollars ($153,400) ("Closing Date Cash Amount"). To the best knowledge of Retsky, the Closing Date Cash Amount is adequate to cover the accrued payroll of Rand and the accounts payable of Rand."

         SECTION 7. Section 6.10 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

         "6.10 Cash At the close of business on the first business day following the Closing, the cash of Rand net of outstanding checks and deposits will be no less than One Hundred Fifty Three Thousand Four Hundred Dollars ($153,400)."

         SECTION 8. Effect of Amendment. Purchaser, Rand and Retsky agree that except as specifically amended herein, the Purchase Agreement shall continue in full force and effect in accordance with its original terms, and reference to this specific Amendment need not be made in the Purchase Agreement or any other document executed pursuant to or with respect to the Purchase Agreement, any reference to the Purchase Agreement in any such document being sufficient to refer to the Purchase Agreement as amended hereby.



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         SECTION 9. Counterparts. Purchaser, Rand and Retsky agree that this
Amendment may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         SECTION 10. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California as though made and to be fully performed in that State without regard to conflicts of laws principles. This Amendment shall be construed and enforced in accordance with the terms and provisions of the Purchase Agreement.



[Signature pages follow]

         IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the day and year first above written.



                                            Orion HealthCorp, Inc.


                                         By: /s/ Terrence L. Bauer
                                            -------------------------------
                                            Terrence L. Bauer, CEO



                                          /s/ Marvin I. Retsky
                                         ------------------------------------
                                         Marvin I. Retsky, M.D.


                                         Rand Medical Billing, Inc.


                                         By:   /s/ Marvin I. Retsky
                                            --------------------------------
                                            Marvin I. Retsky, M.D.
                                            President and CEO




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